Exhibit 99.1

Dana Prices $400 Million Senior Notes Offering

MAUMEE, Ohio, June 16, 2020/PRNewswire/ – Dana Incorporated (NYSE: DAN) (“Dana” or the “Company”) today announced that it has priced its previously announced offering of $400 million aggregate principal amount of its 5.625% Senior Notes due 2028.

The Company intends to use the net proceeds from the offering to partially repay its borrowings under its revolving credit facility and for general corporate purposes.

Citigroup Global Markets Inc.; Barclays Capital Inc.; BMO Capital Markets Corp.; BofA Securities; Citizens Capital Markets, Inc.; Commerz Markets LLC; Credit Suisse Securities (USA) LLC; Goldman Sachs & Co. LLC; J.P. Morgan Securities LLC; KeyBanc Capital Markets Inc.; Mizuho Securities USA LLC and RBC Capital Markets, LLC are acting as joint-bookrunning managers in the offering.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates, and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” and similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties, and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Incorporated

Dana is a world leader in providing power-conveyance and energy-management solutions that are engineered to improve the efficiency, performance, and sustainability of light vehicles, commercial vehicles, and off-highway equipment. Enabling the propulsion of conventional, hybrid, and electric-powered vehicles, Dana equips its customers with critical drive and motion systems; electrodynamic technologies; and thermal, sealing, and digital solutions.

In 2019, the Company reported sales of $8.6 billion with 36,000 associates in 34 countries across six continents. Based in Maumee, Ohio, USA, and founded in 1904, Dana has established a high-performance culture that focuses on its people, and the Company has earned recognition around the world as a top employer.

Media Contact: Jeff Cole +1-419-887-3535 jeff.cole@dana.com	Investor Contact: Craig Barber +1-419-887-5166 craig.barber@dana.com